SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 13, 2003

Date of Report (Date of earliest event reported)

APOGENT TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

WISCONSIN	001-11091	22-2849508
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 PENHALLOW STREET, PORTSMOUTH, NEW HAMPSHIRE 03801

(Address of Principal Executive Offices) (Zip Code)

(603) 433-6131

(Registrant’s telephone number, including area code)

Item 5.    Other Events and Regulation FD Disclosure.

We recently realigned our lines of business for financial reporting purposes. Our three former business segments (clinical diagnostics, labware and life sciences, and laboratory equipment) have been reclassified into two business segments: clinical group and research group. The clinical group business segment is the former clinical diagnostics business segment. The research group business segment is composed of the former labware and life sciences and laboratory equipment business segments.

In addition, during the second quarter of our 2003 fiscal year, we made the decision to exit two of our businesses: the rapid diagnostic test business (on-site rapid tests in the detection of pregnancy, drugs of abuse, and infectious diseases) as conducted by our Applied Biotech, Inc. subsidiary; and the manufacture and sale of automated microarray instrumentation for the genomics market as conducted by our BioRobotics Group Ltd. subsidiary. These businesses have been reclassified as discontinued operations.

We have restated our prior year financial information to reflect these events. Our audited Consolidated Financial Statements and Notes thereto as of and for each of the years in the three year period ended September 30, 2002, together with the report thereon of KPMG LLP, are filed as Exhibit 99.1.

We also have restated on an unaudited basis certain financial statement information for the years ended September 30, 1998 and 1999, and certain balance sheet data as of September 30, 1999. This unaudited restated summary financial information is filed as Exhibit 99.2.

Our restated Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three year period ended September 30, 2002 is filed as Exhibit 99.3.

Additionally, on April 23, 2003, we initiated a tender offer for up to 15 million shares of our common stock. The tender offer will expire at midnight, New York City time, on May 21, 2003, unless extended by us. Upon the terms and subject to the conditions of the tender offer, shareholders will have the opportunity to tender some or all of their shares at prices within the $15.00 to $17.50 price range. On May 2, 2003, we entered into an amendment of our revolving credit facility to allow us to consummate the tender offer. The amendment will only be effective if the tender offer is consummated.

Item 7.    Financial Statements and Exhibits

(c) Exhibits

•	See exhibit index

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2003	APOGENT TECHNOLOGIES INC.

	By:	/s/ Michael K. Bresson
Michael K. Bresson Executive Vice-President, General Counsel and Secretary

APOGENT TECHNOLOGIES INC.

(COMMISSION FILE NO. 1-11091)

EXHIBIT INDEX

TO

FORM 8-K CURRENT REPORT

Dated May 13, 2003

23.1	Auditor’s Consent dated May 13, 2003.

99.1	Consolidated Financial Statements and Notes thereto as of and for each of the years in the three year period ended September 30, 2002.

99.2	Unaudited restated summary financial information.

99.3	Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three year period ended September 30, 2002.